Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No.333-215112, 333-216053, 333-216841, 333-221010, and 333-221716) and Form S-8 (File No. 333-218464, 333-210215, 333-202904, 333-194642, 333-190499, 333-188935, 333-183925, 333-183924) of CHF Solutions, Inc. of our report dated March 22, 2018, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page 40 of this annual report on Form 10-K for the year ended December 31, 2017.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
March 22, 2018